FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-07

THIS FREE WRITING PROSPECTUS, DATED MAY 17, 2013, MAY BE AMENDED OR COMPLETED
PRIOR TO TIME OF SALE.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS AND STRUCTURAL AND
COLLATERAL TERM SHEET, EACH DATED MAY 13, 2013

$1,143,199,000
(Approximate)

WFRBS Commercial Mortgage Trust 2013-C14
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
as Depositor

Wells Fargo Bank, National Association
The Royal Bank of Scotland
Liberty Island Group I LLC
Basis Real Estate Capital II, LLC
C-III Commercial Mortgage LLC
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates
Series 2013-C14

May 17, 2013

WELLS FARGO SECURITIES	RBS

Co-Lead Manager and Co-Bookrunner	Co-Lead Manager and Co-Bookrunner

Deutsche Bank Securities
Co-Manager

$1,143,199,000 (Approximate)
WFRBS Commercial Mortgage Trust 2013-C14
Commercial Mortgage Pass-Through Certificates, Series 2013-C14

IMPORTANT NOTICE REGARDING THE CERTIFICATES

THE CERTIFICATES REFERRED TO IN THESE MATERIALS ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS SUPPLEMENT) AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS. PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT, WHEN CONSIDERING THE PURCHASE OF THESE SECURITIES, A CONTRACT OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF CERTIFICATES HAS BEEN PRICED AND THE UNDERWRITERS HAVE CONFIRMED THE ALLOCATION OF CERTIFICATES TO BE MADE TO INVESTORS; ANY “INDICATIONS OF INTEREST” EXPRESSED BY ANY PROSPECTIVE INVESTOR, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR SUCH PROSPECTIVE INVESTORS, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

AS A RESULT OF THE FOREGOING, A PROSPECTIVE INVESTOR MAY COMMIT TO PURCHASE CERTIFICATES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND EACH PROSPECTIVE INVESTOR IS ADVISED THAT ALL OR A PORTION OF THE CERTIFICATES REFERRED TO IN THESE MATERIALS MAY BE ISSUED WITHOUT ALL OR CERTAIN OF THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. THE UNDERWRITERS’ OBLIGATION TO SELL CERTIFICATES TO ANY PROSPECTIVE INVESTOR IS CONDITIONED ON THE CERTIFICATES AND THE TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF THE UNDERWRITERS DETERMINE THAT A CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, SUCH PROSPECTIVE INVESTOR WILL BE NOTIFIED, AND NEITHER THE DEPOSITOR NOR THE UNDERWRITERS WILL HAVE ANY OBLIGATION TO SUCH PROSPECTIVE INVESTOR TO DELIVER ANY PORTION OF THE CERTIFICATES WHICH SUCH PROSPECTIVE INVESTOR HAS COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE ONE HAND, AND SUCH PROSPECTIVE INVESTOR, ON THE OTHER HAND, AS A CONSEQUENCE OF THE NON-DELIVERY.

EACH PROSPECTIVE INVESTOR HAS REQUESTED THAT THE UNDERWRITERS PROVIDE TO SUCH PROSPECTIVE INVESTOR INFORMATION IN CONNECTION WITH SUCH PROSPECTIVE INVESTOR’S CONSIDERATION OF THE PURCHASE OF THE CERTIFICATES DESCRIBED IN THESE MATERIALS. THESE MATERIALS ARE BEING PROVIDED TO EACH PROSPECTIVE INVESTOR FOR INFORMATIVE PURPOSES ONLY IN RESPONSE TO SUCH PROSPECTIVE INVESTOR’S SPECIFIC REQUEST. THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR AFFILIATES OR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED HEREIN SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to WFS, a member of NYSE, FINRA, NFA and SIPC, Wells Fargo Institutional Securities, LLC a member of FINRA and SIPC, and Wells Fargo Bank, National Association.  Wells Fargo Securities carries and provides clearing services for Wells Fargo Institutional Securities, LLC customer accounts.

RBS is a trade name for the investment banking business of RBSSI.  Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by RBSSI and their securities affiliates. Lending, derivatives and other commercial banking activities are performed by The Royal Bank of Scotland plc and their banking affiliates. RBSSI is a member of SIPC, FINRA and the NYSE.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

i

$1,143,199,000 (Approximate)
WFRBS Commercial Mortgage Trust 2013-C14
Commercial Mortgage Pass-Through Certificates, Series 2013-C14

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this Supplement is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

ii

$1,143,199,000 (Approximate)
WFRBS Commercial Mortgage Trust 2013-C14
Commercial Mortgage Pass-Through Certificates, Series 2013-C14

The Free Writing Prospectus dated May 13, 2013 (the “Free Writing Prospectus”) and the Structural and Collateral Term Sheet dated May 13, 2013 (the “Term Sheet”) are hereby updated as set forth below.  The information in this supplement dated May 17, 2013 (the “Supplement”) supersedes any contradictory information in the Free Writing Prospectus and the Term Sheet.  Defined terms used in this Supplement but not defined herein have the meanings given to them in the Free Writing Prospectus.  In all other respects, except as modified below, the Free Writing Prospectus and Term Sheet remain unmodified.

Structural Update

1.         Class A-3, Class A-3FL and Class A-3FX Certificates.

The principal balance of the Class A-3 Certificates will be reduced to $50,000,000. A new class of certificates, the Class A-3FL Certificates, with an initial principal balance of $60,000,000 will be offered, which will receive payments and be allocated losses as described in Attachment A to this Supplement.  An additional class of certificates, the Class A-3FX Certificates, with an initial principal balance of $0, will also be offered, which will receive payments and be allocated losses pari passu with the Class A-3FL Certificates.  Additional information with respect to the Class A-3FL, Class A-3FX and Class A-3 Certificates is set forth on Attachment A of this Supplement.  The trust will privately offer the Class A-3FL and Class A-3FX Certificates pursuant to a separate Private Placement Memorandum.  After giving effect to the addition of the Class A-3FL certificates and the Class A-3FX certificates, the trust fund will issue twenty-three (23) classes of commercial mortgage pass-through certificates, and the aggregate certificate principal balance of Certificates offered by the Free Writing Prospectus is now $1,143,199,000.

2.         Class X-A Certificates.

The Class X-A certificates will have an aggregate notional amount equal to the aggregate principal balance of the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates and the Class A-3FX, A-4FX and A-S regular interests outstanding from time to time.  The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, A-2, A-3, A-4, A-5 and A-SB certificates and the Class A-3FX, A-4FX and A-S regular interests for the related distribution date, weighted on the basis of their respective aggregate principal balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

1

$1,143,199,000 (Approximate)
WFRBS Commercial Mortgage Trust 2013-C14
Commercial Mortgage Pass-Through Certificates, Series 2013-C14

            3.         Revised Issue Characteristics.

Class	Expected Ratings (Fitch/KBRA/Moody’s)	Approx. Initial Principal Balance(1)	Approx. % of Aggregate Cut-off Date Balance	Approx. Initial Credit Support(2)	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Weighted Average Life (Years)(3)	Expected Principal Window(3)
Offered Certificates
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	$50,000,000	3.402%	30.000%	%	(4)	7.94	5/21 – 5/21
Non-Offered Certificates
A-3FL	AAA(sf)/AAA(sf)/Aaa(sf)	$60,000,000(5)	4.083%	30.000%	LIBOR + (6)	Floating	7.94	5/21 – 5/21
A-3FX	AAA(sf)/AAA(sf)/Aaa(sf)	$0(5)	N/A	30.000%	%	(4)	7.94	5/21 – 5/21

Notes:	(1)
The principal balances set forth in the table are approximate.  The actual initial principal balances may be larger or smaller depending on the aggregate cut-off date principal balance of the mortgage loans definitively included in the pool of mortgage loans, which aggregate cut-off date principal balance may be as much as 5% larger or smaller than the amount presented in the Free Writing Prospectus.

(2)
The approximate initial credit support with respect to the Class A-3, A-3FL and A-3FX certificates represents the approximate credit enhancement for the Class A-1, A-2, A-3, A-3FL, A-3FX, A-4, A-4FL, A-4FX, A-5 and A-SB certificates in the aggregate.  No class of certificates will provide any credit support to the Class A-3FL certificates for any failure by the swap counterparty to make the payment under the related swap contract.

(3)	Calculated based on a 0% CPR and the structuring assumptions described in the Free Writing Prospectus.

(4)
The pass-through rates for the Class A-3 and Class A-3FX certificates and the Class A-3FX regular interest, in each case, will be one of the following:  (i) a fixed rate per annum, (ii) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage.  For purposes of the calculation of the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(5)
The aggregate principal balance of the Class A-3FL and A-3FX certificates will at all times equal the principal balance of the Class A-3FX regular interest.  The approximate initial principal balance of the Class A-3FX regular interest is $60,000,000.

(6)
The pass-through rate on the Class A-3FL Certificates will be a per annum rate equal to LIBOR plus      %; provided, however, that under certain circumstances, the pass-through rate on the Class A-3FL Certificates may convert to the pass-through rate applicable to the Class A-3FX regular interest.  The initial LIBOR rate will be determined two LIBOR Business Days prior to the Closing Date, and subsequent LIBOR rates for the Class A-3FL Certificates will be determined two LIBOR Business Days before the start of the related interest accrual period.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

2

$1,143,199,000 (Approximate)
WFRBS Commercial Mortgage Trust 2013-C14
Commercial Mortgage Pass-Through Certificates, Series 2013-C14

ATTACHMENT A

Class A-3, A-3FL and Class A-3FX Certificates

In addition to the Class A-4FL Certificates described in the free writing prospectus dated May 13, 2013, the WFRBS Commercial Mortgage Trust 2013-C14, Commercial Mortgage Pass-Through Certificates, Series 2013-C14, will also include a second class of certificates (the “Class A-3FL Certificates”) that entitles their holders to payments of interest based on a floating rate.  The trust fund will include a second swap transaction that will relate to the Class A-3FL Certificates (herein, the “Class A-3FL Swap Transaction”) under a swap agreement (the “Class A-3FL Swap Agreement”) with the Swap Counterparty.  Wells Fargo Bank, National Association (the “Swap Counterparty”), an affiliate of the depositor, one of the mortgage loan sellers and one of the underwriters, will be the counterparty under the Class A-3FL Swap Transaction.

Holders of the Class A-3FL Certificates may, under certain circumstances, exchange such Certificates for an equal principal balance of Class A-3FX Certificates.  Any such exchange will reduce the outstanding principal balance of the Class A-3FL Certificates, which could in turn have an adverse effect on the liquidity of the remaining Class A-3FL Certificates.

Distributions of interest among the Class A-1, A-2, A-3, A-4, A-5, A-SB, X-A, X-B and X-C Certificates and the Class A-3FX and Class A-4FX Regular Interests will generally be made on a pro rata basis in accordance with their respective interest entitlements.

Prior to the allocation of the Principal Distribution Amount for each distribution date to the Class A-4 Certificates and the Class A-4FX Regular Interest, the remaining portion of the Principal Distribution Amount (net of any portion thereof that is distributable on that distribution date to the holders of the Class A-SB, Class A-1 and Class A-2 Certificates) will be allocated to the Class A-3 Certificates and to the Class A-3FX Regular Interest (and, therefore, to the holders of the Class A-3FX and A-3FL Certificates) in an amount equal to the lesser of:  (1) such remaining portion of the Principal Distribution Amount for that distribution date and (2) the aggregate principal balance of the Class A-3 Certificates and the Class A-3FX Regular Interest immediately prior to that distribution date.

Distributions of principal and distributions in respect of loss reimbursement amounts between the Class A-3 Certificates and the Class A-3FX Regular Interest will be generally be made on a pro rata basis in accordance with their respective principal balances.  Distributions of principal and distributions in respect of loss reimbursement amounts on the Class A-3FX Regular Interest will each be allocated between the Class A-3FX and Class A-3FL Certificates on a pro rata basis in accordance with their respective principal balances.

Any reduction of the principal balances of the Class A-1, A-2, A-3, A-4, A-5 and A-SB Certificates and the Class A-3FX and Class A-4FX Regular Interests (and, therefore, the Class A-3FX, A-4FX, A-3FL and A-4FL Certificates) in connection with Realized Losses and Additional Trust Fund Expenses will be made on a pro rata basis in accordance with the relative sizes of those principal balances at the time of the reduction.

The monthly statement to Certificateholders is expected to include the following information:  (i) the amount of the distribution on the distribution date to the holders of each Class of interest-bearing Certificates and the Class A-3FX and A-4FX Regular Interests allocable to the interest distributable on that Class of Certificates or regular interest and, with respect to each of the Class A-3FL and Class A-4FL Certificates (a) information that the amount of interest distributed on such Class is the Class A-3FL or Class A-4FL (as applicable) Certificates’ allocable portion of the interest distributable with respect to the Class A-3FX Regular Interest or Class A-4FX Regular Interest, as applicable, and (b) whether a conversion event has occurred and is continuing with respect to the Class A-3FL Swap Agreement or Class A-4FL Swap Agreement; (ii) the amount of any (a) payment by the Swap Counterparty under the Class A-3FL Swap Agreement or Class A-4FL Swap Agreement as a termination payment, (b) payment to any successor swap counterparty to acquire a replacement interest rate swap contract in respect of either the Class A-3FL Swap Agreement or the Class A-4FL Swap Agreement, and (c) collateral posted in connection with any rating agency trigger event; and

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-1

$1,143,199,000 (Approximate)
WFRBS Commercial Mortgage Trust 2013-C14
Commercial Mortgage Pass-Through Certificates, Series 2013-C14

 (iii) the amount of and identification of any payments on the Class A-3FL or Class A-4FL Certificates in addition to the amount of principal and interest due thereon.

For purposes of allocations of Yield Maintenance Charges and Prepayment Premiums, “YM Group A” shall include the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class X-A Certificates, as well as the Class A-3FX, Class A-4FX and Class A-S Regular Interests.

In addition to other limitations described above, no amendment may be made to the Pooling and Servicing Agreement that would adversely affect the Swap Counterparty under the Class A-3FL Swap Agreement without the consent of the Swap Counterparty.  For the avoidance of doubt, any exchange by a holder of a Class A-3FL Certificate of any portion of its aggregate outstanding certificate principal balance for an equal aggregate outstanding certificate principal balance of Class A-3FX Certificates will not be deemed to be an amendment.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

A-2